                                                                   Exhibit 23(a)



CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Chambers Development Company, Inc. on Form S-8 of our report dated March 25, 1994 on the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph as to an uncertainty because of certain legal actions) and our report dated March 25, 1994 on the financial statement schedules, both reports appearing in the Annual Report on Form 10-K of Chambers Development Company, Inc. for the year ended December 31, 1993.



DELOITTE & TOUCHE

Pittsburgh, PA
April 15, 1994